INTERNAL USE ONLY Internal Proxy Q&A:
Colonial Select Value Fund

Proxy Mailed:     8/30/99
Shareholder Meeting Date:  10/13/99

What is the proposal shareholders are being asked to vote on?
As part of this proxy, shareholders are being asked to vote on one proposal. At the October 13, 1999 Meeting, shareholders of the fund will be asked to approve an amended and restated management agreement (New Management Agreement) to increase the Advisor's management fee.


What are the terms of the proposed management fee increase?
Under the terms of the Current Management Agreement, the Advisor is paid a management fee of 0.70% on the average daily net assets of the Fund. In comparison, under the terms of the New Management Agreement, the Advisor would be paid a management fee of 0.75% on the average daily net assets of the Fund.

For the fiscal year ended October 31, 1998, the management fee payable to the Advisor by the Fund under the Current Management Agreement was $4,409,715. If the New Management Agreement had been in effect during such fiscal year, the management fee payable by the Fund would have been $4,734,329 (or 7.36% more than the fee under the Current Management Agreement).


Have the Board of Trustees approved this proposal?
The Board of Trustees met on June 18, 1999 to approve the proposal. At this meeting, the Trustees unanimously recommended that shareholders of the Fund vote to approve the New Management Agreement.


What is the rational for increasing management fees?
The Advisor stated that in light of the Fund's investment objective and policies, in the Advisor's view an increase in compensation paid to the Advisor would be appropriate to meet the increased cost of technology used to manage the Fund and to retain quality investment management personnel.

The Advisor stated that the Fund performed well relative to other funds in the Lipper Mid-Cap Universe category. For the three years ended December 31, 1998, the Fund's average annual return was 22.43%, placing the Fund at the top 15% of its peer group.

As of 6/30/99, the funds Average Annual Returns were as follows:
Class A           1YR               3YR              5YR               10YR
Inception (1949)
NAV              5.99             19.42             21.84             15.35
POP             -0.11            17.08             20.41             14.67
Lipper Rankings As of 6/30/99 (Lipper Mid-Cap Funds Universe)
-------------------------------------------------------------
Class A           1YR               3YR              5YR               10YR
Percentile         63               28                25                35
Ranking           228/361  59/212           32/128   16/45

What is the Required Vote?
Approval of the New Management Agreement will require the affirmative vote of a "majority of the outstanding voting securities" of the Fund (as defined in the 1940 Act), which means the affirmative vote of the lessor of (1) more than 50% of the outstanding shares of the Fund or (2) 67% or more of the shares of the Fund present at the Meeting if more than 50% of the outstanding shares of the Fund are represented at the Meeting in person or by proxy.